Exhibit 99.1

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.
Reports Fourth Quarter Net Income of $2.4 Million or $0.23 per Diluted Share and
$8.5 Million or $0.81 per Diluted Share for the Year Ended December 31, 2017

Renton, Washington – January 25, 2018 - First Financial Northwest, Inc. (the "Company") (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the "Bank"), today reported net income for the quarter ended December 31, 2017, of $2.4 million, or $0.23 per diluted share, compared to net income of $1.9 million, or $0.18  per diluted share, for the quarter ended September 30, 2017, and $3.0 million, or $0.29 per diluted share, for the quarter ended December 31, 2016. For the year ended December 31, 2017, net income was $8.5 million, or $0.81 per diluted share, compared to $8.9 million, or $0.74 per diluted share, for the year ended December 31, 2016.

Net loans receivable increased to $988.7 million for the quarter ended December 31, 2017, compared to $931.9 million at September 30, 2017, and $815.0 million at December 31, 2016. For the year ended December 31, 2017, net loans receivable increased $173.7 million to $988.7 million, from $815.0 million at December 31, 2016. Internally generated growth was supplemented through loan purchases of $77.9 million during the year. During the year ended December 31, 2017, the Bank purchased $49.5 million in one-to-four family residential and multifamily real estate loans secured by properties located in the states of Washington, Oregon and California, $25.2 million in commercial real estate loans with primarily single tenants located predominantly in the eastern half of the United States, and $3.2 million in aircraft loans.  The average balance of net loans receivable totaled $963.1 million for the quarter ended December 31, 2017, compared to $879.1 million for the quarter ended September 30, 2017, and $845.3 million for the quarter ended December 31, 2016. For the year ended December 31, 2017, the average balance of net loans receivable was $878.4 million, compared to $765.9 million for the year ended December 31, 2016.

The Company had a $1.2 million recapture of provision for loan losses in the quarter ended December 31, 2017, compared to a provision for loan losses of $500,000 in the quarter ended September 30, 2017, and a recapture of provision of $100,000 in the quarter ended December 31, 2016. The recapture of provision in the quarter ended December 31, 2017, was due primarily to $2.0 million in recoveries during the quarter of amounts previously charged off, reduced by the provision for loan losses required as a result of the growth in net loans receivable, while the provision in the quarter ended September 30, 2017, was due primarily to the growth in net loans receivable, reduced by recoveries received on loans previously charged off. The recapture of provision in the quarter ended December 31, 2016, was due to a reduction in net loans receivable during that quarter. For the year ended December 31, 2017, the recapture of provision for loan losses totaled $400,000, compared to a provision for loan losses of $1.3 million recorded for the year ended December 31, 2016.

Following the passing of the U.S. Tax Cuts and Jobs Act of 2017 (the "Tax Act"), the Company elected to restructure a portion of its investment portfolio. Specifically, the Company sold approximately $37 million in securities at a loss of $670,000. The investments sold were all fixed rate securities, with the proceeds reinvested primarily into adjustable rate securities. Also relating to passage of the

Tax Act, the Company recorded a charge of $807,000 through its federal income tax provision relating to changes to the Company's net deferred tax asset valuation as a result of the new lower enacted tax rates.

"I am very pleased with how we finished the year with two consecutive quarters of significant growth in loans and deposits," stated Joseph W. Kiley III, President and Chief Executive Officer. "Specifically, net loans receivable increased $56.8 million in the fourth quarter, following $70.2 million growth in the third quarter. Organic loan growth was supplemented by loan purchases totaling $25.4 million in the fourth quarter and $52.4 million in the third quarter.  For the year, net loans receivable increased $173.7 million, a 21.3% increase over prior year end figures. Deposits at year end were $839.5 million, compared to $717.5 million at December 31, 2016. This $122.0 million in deposit growth during 2017 reflects the acquisition of approximately $75.0 million in deposits from the four branches acquired in August 2017."

As previously reported, the Bank expanded its geographic footprint during the year with the opening of a new branch in the Crossroads area of Bellevue, Washington, and with the acquisition of four branches from Opus Bank (the "Branch Acquisition") that closed on August 25, 2017. These branches are located in Woodinville, Clearview, Lake Stevens, and Smokey Point, Washington. In connection with the Branch Acquisition, First Financial Northwest Bank acquired approximately $75.0 million in customer deposits. These deposits at the date of acquisition consisted of approximately 31% checking accounts, 48% savings and money market accounts, and 21% in certificates of deposit, with an average cost of funds of 0.58%. The Bank did not acquire any loans as part of the Branch Acquisition. In addition, a de novo branch office to be located at The Junction in Bothell, Washington is scheduled to open in the first quarter of 2018.

The following tables present an analysis of our total deposits by branch office (unaudited):
	December 31, 2017
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Certificates of deposit, brokered	Total
			(Dollars in thousands)
King County:
Renton	$30,005	$18,099	$25,095	$225,714	$298,819	$-	$597,732
The Landing	2,634	405	44	11,555	7,807	-	22,445
Woodinville (1)	1,904	3,124	685	20,527	7,072	-	33,312
Crossroads	606	5,413	81	13,831	945	-	20,876
Total King County	35,149	27,041	25,905	271,627	314,643	-	674,365

Snohomish County:
Mill Creek	1,721	2,931	355	14,325	5,652	-	24,984
Edmonds	1,300	1,119	30	17,576	4,932	-	24,957
Clearview (1)	3,960	3,631	1,247	7,009	1,724	-	17,571
Lake Stevens (1)	1,466	1,266	475	2,829	2,608	-	8,644
Smokey Point (1)	1,838	2,236	444	5,270	3,705	-	13,493
Total Snohomish County	10,285	11,183	2,551	47,009	18,621	-	89,649

Total retail deposits	45,434	38,224	28,456	318,636	333,264	-	764,014
Brokered deposits	-	-	-	-	-	75,488	75,488
Total deposits	$45,434	$38,224	$28,456	$318,636	$333,264	$75,488	$839,502
(1) Balance of retail certificates of deposit for acquired branches are net of an aggregate fair value adjustment of $107,000.

	September 30, 2017
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Certificates of deposit, brokered	Total
			(Dollars in thousands)
King County:
Renton	$31,071	$17,016	$25,717	$202,896	$311,728	$-	$588,428
The Landing	1,148	442	39	11,778	6,279	-	19,686
Woodinville (1)	3,104	3,151	613	19,454	7,124	-	33,446
Crossroads	163	147	1	8,890	630	-	9,831
Total King County	35,486	20,756	26,370	243,018	325,761	-	651,391

Snohomish County:
Mill Creek	1,192	2,079	751	11,719	5,443	-	21,184
Edmonds	1,441	1,226	31	16,581	6,556	-	25,835
Clearview (1)	5,865	3,713	1,329	7,138	1,946	-	19,991
Lake Stevens (1)	1,914	1,444	535	2,833	2,680	-	9,406
Smokey Point (1)	1,754	2,372	409	4,171	3,739	-	12,445
Total Snohomish County	12,166	10,834	3,055	42,442	20,364	-	88,861

Total retail deposits	47,652	31,590	29,425	285,460	346,125	-	740,252
Brokered deposits	-	-	-	-	-	75,488	75,488
Total deposits	$47,652	$31,590	$29,425	$285,460	$346,125	$75,488	$815,740
(1) Balance of retail certificates of deposit for acquired branches are net of an aggregate fair value adjustment of $122,000.

Highlights for the year ended December 31, 2017:
•	Net loans receivable increased $173.7 million, or 21.3% during the year, to $988.7 million at December 31, 2017, from $815.0 million at December 31, 2016.
•
The Bank acquired four branch offices and opened a fifth during 2017, more than doubling the number of branch offices from four to nine. A tenth new branch office located at The Junction in Bothell is scheduled to open during the first quarter of 2018.

•
Deposits increased $122.0 million during the year, to $839.5 million at December 31, 2017, a 17.0% increase from $717.5 million at December 31, 2016. Excluding certificates of deposits, deposit balances increased $145.4 million during the year.

•	The Company paid all of its 140 non-executive employees a one-time $1,000 after-tax bonus in response to the signing of the Tax Act.
•
During the year ended December 31, 2017, the Company repurchased 326,800 shares of its common stock at an average price of $15.99 per share under a stock repurchase plan authorized by the Board of Directors on May 22, 2017. The plan, which expired on November 30, 2017, authorized the repurchase of up to 1.1 million shares of the Company's common stock, or 10% of its outstanding shares.

•	The Company's book value per share was $13.27 at December 31, 2017, compared to $13.08 at September 30, 2017, and $12.63 at December 31, 2016.
•
The Bank's Tier 1 leverage and total capital ratios at December 31, 2017, were 10.2% and 13.8%, respectively, compared to 10.8% and 14.2% at September 30, 2017, and 11.2% and 15.6% at December 31, 2016.

Based on management's evaluation of the adequacy of the Allowance for Loan and Lease Losses ("ALLL"), there was a $1.2 million recapture of provision for loan losses during the quarter ended December 31, 2017. The following items contributed to the recapture of provision during the quarter:
•
The Bank received recoveries on loans previously charged off totaling $2.0 million, decreasing the provision necessary to support the Company's net loan growth. Approximately $1.8 million of these recoveries related to repayment of loans previously charged off for a single customer. As of December 31, 2017, this customer had approximately $465,000 remaining under contract to be repaid in balances previously charged off. The Bank has one additional customer with approximately $3.9 million in balances previously charged off under contract to be repaid. In the fourth quarter of 2017, the Bank entered into an agreement with this customer relating to the repayment of said balances. The Bank is unable to predict the timing of these repayments. Payments made by these borrowers will result in recoveries that will reduce the amounts necessary to set aside as provisions for loan losses in the periods that repayments are received.

•
The Company's net loans receivable increased $56.8 million during the quarter to $988.7 million at December 31, 2017, from $931.9 million at September 30, 2017, and was $815.0 million at December 31, 2016.

•	Delinquent loans (loans over 30 days past due) remained low at $101,000 at December 31, 2017, compared to $84,000 at September 30, 2017, and $473,000 at December 31, 2016.
•	Nonperforming loans totaled $179,000 at December 31, 2017, compared to $185,000 at September 30, 2017, and $858,000 at December 31, 2016.
•	Nonperforming loans as a percentage of total loans remained low at 0.02% at both December 31, 2017, and September 30, 2017, compared to 0.10% at December 31, 2016.
The ALLL represented 1.28% of total loans receivable, net of undisbursed funds, at both December 31, 2017, and September 30, 2017, compared to 1.32% at December 31, 2016. Nonperforming assets totaled $662,000 at December 31, 2017, compared to $2.0 million at September 30, 2017, and $3.2 million at December 31, 2016. The 79.2% decline in the Company's nonperforming assets from the prior year was primarily due to sales of other real estate owned ("OREO"), market value adjustments of OREO, and a reduction in nonperforming loans.
The following table presents a breakdown of our nonperforming assets (unaudited):
	Dec 31,	Sep 30,	Dec 31,	Three Month	One Year
	2017	2017	2016	Change	Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$128	$132	$798	$(4)	$(670)
Consumer	51	53	60	(2)	(9)
Total nonperforming loans	179	185	858	(6)	(679)

OREO	483	1,825	2,331	(1,342)	(1,848)

Total nonperforming assets (1)	$662	$2,010	$3,189	$(1,348)	$(2,527)

Nonperforming assets as a
percent of total assets	0.05%	0.17%	0.31%
(1) The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 100% of our TDRs were performing in accordance with their restructured terms at December 31, 2017.

OREO totaled $483,000 at December 31, 2017, compared to $1.8 million at September 30, 2017, and $2.3 million at December 31, 2016, primarily due to sales of properties and, to a lesser extent, market value adjustments of OREO. We continue to actively market our two remaining OREO properties in an effort to minimize holding costs.

In circumstances where a customer is experiencing significant financial difficulties, the Company may elect to restructure the loan so the customer can continue to make payments while minimizing the potential loss to the Company. Such restructures must be classified as TDRs.
The following table presents a breakdown of our TDRs (unaudited):
	Dec 31, 2017	Sep 30, 2017	Dec 31, 2016	Three Month Change	One Year Change
	(Dollars in thousands)
Nonperforming TDRs:
One-to-four family residential	$–	$–	$174	$–	$(174)
Total nonperforming TDRs	–	–	174	–	(174)

Performing TDRs:
One-to-four family residential	13,434	15,174	24,274	(1,740)	(10,840)
Multifamily	1,134	1,140	1,564	(6)	(430)
Commercial real estate	3,194	3,216	4,202	(22)	(1,008)
Consumer	43	43	43	0	0
Total performing TDRs	17,805	19,573	30,083	(1,768)	(12,278)

Total TDRs	$17,805	$19,573	$30,257	$(1,768)	$(12,452)

Net interest income for the quarter ended December 31, 2017, increased to $10.4 million, compared to $9.4 million for the quarter ended September 30, 2017, and $9.3 million for the quarter ended December 31, 2016, due primarily to the growth in the average balance of net loans outstanding between periods. For the year ended December 31, 2017, net interest income totaled $37.6 million, compared to $34.2 million for the year ended December 31, 2016.

Total interest income increased to $13.3 million during the quarter ended December 31, 2017, compared to $12.0 million in the quarter ended September 30, 2017, and $11.4 million in the quarter ended December 31, 2016. For the year ended December 31, 2017, total interest income increased to $47.6 million compared to $41.7 million in 2016. These increases were due primarily to the growth in the average balances of net loans receivable to $963.1 million for the quarter ended December 31, 2017, compared to $845.3 million for the same period in 2016, and $879.1 million for the quarter ended September 30, 2017. For the year ended December 31, 2017, the average balance of net loans receivable was $878.4 million compared to $765.9 million for the prior year. Additional information related to average balances is provided in "Key Financial Measures" below.

Total interest expense increased to $2.9 million for the quarter ended December 31, 2017, compared to $2.6 million for the quarter ended September 30, 2017, and $2.1 million for the quarter ended December 31, 2016. The higher level of interest expense in the quarter ended December 31, 2017, was due to increases in average deposits and borrowings outstanding, and in short term market interest rates, which adversely impacted the rates paid on our liabilities, many of which are short term in nature. For the year ended December 31, 2017, total interest expense totaled $10.0 million, compared to $7.5 million for the year ended December 31, 2016. This increase was due to the increase in average balances of outstanding interest bearing liabilities and the increase in short term market interest rates experienced in 2017. Advances from the FHLB totaled $216.0 million at December 31, 2017, compared to $191.5 million at September 30, 2017, and $171.5 million at December 31, 2016, as the Company borrowed from the FHLB to support its loan growth. The average cost of FHLB advances was 1.46% for the quarter ended December 31, 2017, compared to 1.40% for the quarter ended September 30, 2017, and 0.83% for the quarter ended December 31, 2016.  For the year ended December 31, 2017, the average cost of FHLB advances was 1.30%, compared to 0.86% for the prior year. The balance of brokered certificates of deposits was unchanged at $75.5 million at December 31, 2017, September 30, 2017, and December 31, 2016.

The following table presents a breakdown of our total deposits (unaudited):
	Dec 31, 2017	Sep 30, 2017	Dec 31, 2016	Three Month Change	One Year Change
Deposits:	(Dollars in thousands)
Noninterest-bearing	$45,434	$47,652	$33,422	$(2,218)	$12,012
Interest-bearing demand	38,224	31,590	18,532	6,634	19,692
Statement savings	28,456	29,425	28,383	(969)	73
Money market	318,636	285,460	204,998	33,176	113,638
Certificates of deposit, retail (1)	333,264	346,125	356,653	(12,861)	(23,389)
Certificates of deposit, brokered	75,488	75,488	75,488	-	-
Total deposits	$839,502	$815,740	$717,476	$23,762	$122,026
(1) Balance of retail certificates of deposit for acquired branches are net of an aggregate fair value adjustment of $107,000 at December 31, 2017, and $122,000 at September 30, 2017.

Our net interest margin was 3.65% for the quarter ended December 31, 2017, compared to 3.53% for the quarter ended September 30, 2017, and 3.65% for the quarter ended December 31, 2016. The increase in the quarter ended December 31, 2017, from the prior quarter, was influenced by payments received from one borrower on amounts previously charged off. In addition to recognizing the recoveries on amounts previously charged off, the Company recorded $436,000 in additional interest related to these payments during the quarter. Net interest margin for the year ended December 31, 2017, was 3.60%, unchanged from the prior year period.

Noninterest income for the quarter ended December 31, 2017, totaled $211,000, compared to $731,000 in the quarter ended September 30, 2017, and $790,000 in the quarter ended December 31, 2016. The decreases were due primarily to the $670,000 loss on sale of investments due to our portfolio restructuring at year end, as discussed earlier. For the year ended December 31, 2017, noninterest income declined to $2.2 million, from $2.7 million in 2016, primarily due to the loss on sales of securities related to portfolio restructuring.

Noninterest expense for the quarter ended December 31, 2017, increased to $7.1 million from $6.8 million in the quarter ended September 30, 2017, and $5.9 million in the quarter ended December 31, 2016. The quarter ended December 31, 2017, was the first full quarter that included the Bank's entire nine branch offices, as the four offices included in the Branch Acquisition were acquired on August 25, 2017. Noninterest expense increased to $26.8 million for the year ended December 31, 2017, compared to $22.9 million in 2016. The increase in noninterest expense compared to the year ago period was due primarily to the growth of the Company's operations, increases in salaries and employee benefits which were mainly a result of standard salary increases and increased staffing as a result of our de novo branches, the Branch Acquisition and the development of new products, as well as increased occupancy and one-time equipment expenses related to converting the  Bank's ATM processing system and continuing to upgrade the original branch location to better serve the Bank's customers' needs. The Company also recognized the acquisition costs related to the Branch Acquisition, such as system conversion costs, consulting, legal fees, and marketing and advertising costs over the last year. Expenses related to the Branch Acquisition totaled $690,000 for the year ended December 31, 2017, compared to none in the year ended December 31, 2016. As a result of the Branch Acquisition, the Bank recognized a core deposit intangible ("CDI") of $1.3 million, which represents the fair value of the acquired deposits. The CDI will be amortized over ten years into noninterest expense, with amortization expense of $38,000 recognized for the quarter ended December 31, 2017, and $53,000 for the year ended December 31, 2017.

The efficiency ratio improved to 66.69% for the quarter ended December 31, 2017, compared to 67.64% for the quarter ended September 30, 2017, but increased from 57.96% for the quarter ended December 31, 2016. For the year, the efficiency ratio increased to 67.31% in 2017, compared to 62.27% in 2016, primarily as a result of the greater number of locations and employees to support the Company's growth strategy.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; an FDIC insured Washington State-chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through nine full-service banking offices. We are a part of the ABA NASDAQ Community Bank Index and the Russell 3000 Index. For additional information about us, please visit our website at ffnwb.com and click on the "Investor Relations" link at the bottom of the page.

Forward-looking statements:
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the "SEC"), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2018 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

Assets	Dec 31, 2017	Sep 30, 2017	Dec 31, 2016	Three Month Change	One Year Change

Cash on hand and in banks	$9,189	$7,910	$5,779	16.2%	59.0%
Interest-earning deposits	6,942	14,093	25,573	(50.7)	(72.9)
Investments available-for-sale, at fair value	132,242	137,847	129,260	(4.1)	2.3
Loans receivable, net of allowance of $12,882, $12,110, and $10,951, respectively	988,662	931,862	815,043	6.1	21.3
Premises and equipment, net	20,614	20,568	18,461	0.2	11.7
Federal Home Loan Bank ("FHLB") stock, at cost	9,882	8,902	8,031	11.0	23.0
Accrued interest receivable	4,084	3,709	3,147	10.1	29.8
Deferred tax assets, net	1,211	2,381	3,142	(49.1)	(61.5)
Other real estate owned ("OREO")	483	1,825	2,331	(73.5)	(79.3)
Bank owned life insurance ("BOLI"), net	29,027	28,894	24,153	0.5	20.2
Prepaid expenses and other assets	5,738	3,304	2,664	73.7	115.4
Goodwill	889	979	-	(9.2)	n/a
Core deposit intangible	1,266	1,304	-	(2.9)	n/a
Total assets	$1,210,229	$1,163,578	$1,037,584	4.0%	16.6%

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$45,434	$47,652	$33,422	(4.7)%	35.9%
Interest-bearing deposits	794,068	768,088	684,054	3.4	16.1
Total deposits	839,502	815,740	717,476	2.9	17.0
Advances from the FHLB	216,000	191,500	171,500	12.8	25.9
Advance payments from borrowers for taxes and insurance	2,515	4,267	2,259	(41.1)	11.3
Accrued interest payable	326	280	231	16.4	41.1
Other liabilities	9,252	11,031	7,993	(16.1)	15.8
Total liabilities	1,067,595	1,022,818	899,459	4.4%	18.7%

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or
outstanding	$-	$-	$-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding
10,748,437 shares at December 31, 2017, 10,763,915 shares at September 30, 2017 and
10,938,251 shares at December 31, 2016	107	108	109	(0.9)%	(1.8)%
Additional paid-in capital	94,173	94,168	96,852	0.0	(2.8)
Retained earnings, substantially restricted (1)	54,683	52,984	48,981	3.2	11.6
Accumulated other comprehensive loss, net of tax (1)	(969)	(857)	(1,328)	13.1	(27.0)
Unearned Employee Stock Ownership Plan ("ESOP") shares	(5,360)	(5,643)	(6,489)	(5.0)	(17.4)
Total stockholders' equity	142,634	140,760	138,125	1.3	3.3
Total liabilities and stockholders' equity	$1,210,229	$1,163,578	$1,037,584	4.0%	16.6%

(1) Included in accumulated other comprehensive loss is a $41,000 net gain related to the tax effects on items included in accumulated other comprehensive income (referred to as stranded tax effects) resulting from the Tax Act that may be reclassified to retained earnings if the Financial Accounting Standards Board approves the proposed accounting standard on this topic.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	Dec 31, 2017	Sep 30, 2017	Dec 31, 2016	Three Month Change	One Year Change
Interest income
Loans, including fees	$12,269	$10,959	$10,476	12.0%	17.1%
Investments available-for-sale	903	869	830	3.9	8.8
Interest-earning deposits with banks	43	108	37	(60.2)	16.2
Dividends on FHLB Stock	85	67	66	26.9	28.8
Total interest income	13,300	12,003	11,409	10.8	16.6
Interest expense
Deposits	2,117	1,933	1,632	9.5	29.7
FHLB advances and other borrowings	795	695	473	14.4	68.1
Total interest expense	2,912	2,628	2,105	10.8	38.3
Net interest income	10,388	9,375	9,304	10.8	11.7
(Recapture of provision) provision for loan losses	(1,200)	500	(100)	(340.0)	1,100.0
Net interest income after (recapture of provision) provision for loan losses	11,588	8,875	9,404	30.6	23.2

Noninterest income
Net (loss) gain on sale of investments	(670)	47	17	(1,525.5)	(4,041.2)
BOLI income	133	173	203	(23.1)	(34.5)
Wealth management revenue	220	252	157	(12.7)	40.1
Deposit related fees	169	113	70	49.6	141.4
Loan related fees	356	144	340	147.2	4.7
Other	3	2	3	50.0	0.0
Total noninterest income	211	731	790	(71.1)	(73.3)

Noninterest expense
Salaries and employee benefits	4,673	4,406	3,941	6.1	18.6
Occupancy and equipment	721	726	521	(0.7)	38.4
Professional fees	430	458	492	(6.1)	(12.6)
Data processing	326	372	211	(12.4)	54.5
OREO related reimbursements, net	(81)	(6)	(5)	1,250.0	1,520.0
Regulatory assessments	161	122	101	32.0	59.4
Insurance and bond premiums	97	105	89	(7.6)	9.0
Marketing	68	102	49	(33.3)	38.8
Other general and administrative	674	551	451	22.3	49.4
Total noninterest expense	7,069	6,836	5,850	3.4	20.8
Income before federal income tax provision	4,730	2,770	4,344	70.8	8.9
Federal income tax provision	2,324	909	1,323	155.7	75.7
Net income	$2,406	$1,861	$3,021	29.3%	(20.4)%

Basic earnings per share	$0.24	$0.18	$0.29
Diluted earnings per share	$0.23	$0.18	$0.29

Weighted average number of common shares outstanding	10,184,804	10,287,663	10,357,634
Weighted average number of diluted shares outstanding	10,313,114	10,427,038	10,527,669

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Year Ended December 31,
	2017	2016	2015	One Year Change	Two Year Change
Interest income
Loans, including fees	$43,607	$38,218	$34,612	14.1%	26.0%
Investments available-for-sale	3,504	3,054	2,242	14.7	56.3
Interest-earning deposits with banks	237	235	274	0.9	(13.5)
Dividends on FHLB Stock	296	202	69	46.5	329.0
Total interest income	47,644	41,709	37,197	14.2	28.1
Interest expense
Deposits	7,517	6,101	5,478	23.2	37.2
FHLB advances	2,505	1,406	1,273	78.2	96.8
Total interest expense	10,022	7,507	6,751	33.5	48.5
Net interest income	37,622	34,202	30,446	10.0	23.6
(Recapture of provision) provision for loan losses	(400)	1,300	(2,200)	(130.8)	(81.8)
Net interest income after (recapture of provision) provision for loan losses	38,022	32,902	32,646	15.6	16.5

Noninterest income
Net (loss) gain on sale of investments	(567)	50	92	(1,234.0)	(716.3)
BOLI	623	844	533	(26.2)	16.9
Wealth management revenue	919	813	183	13.0	402.2
Deposit related fees	446	261	208	70.9	114.4
Loan related fees	776	671	151	15.6	413.9
Other	11	12	112	(8.3)	(90.2)
Total noninterest income	2,208	2,651	1,279	(16.7)	72.6

Noninterest expense
Salaries and employee benefits	17,773	15,377	13,940	15.6	27.5
Occupancy and equipment	2,506	1,984	1,440	26.3	74.0
Professional fees	1,809	1,979	1,631	(8.6)	10.9
Data processing	1,457	911	759	59.9	92.0
OREO related (reimbursements) expenses, net	(67)	294	(484)	(122.8)	(86.2)
Regulatory assessments	491	420	470	16.9	4.5
Insurance and bond premiums	399	349	359	14.3	11.1
Marketing	270	194	211	39.2	28.0
Other general and administrative	2,171	1,441	1,552	50.7	39.9
Total noninterest expense	26,809	22,949	19,878	16.8	34.9
Income before federal income tax provision	13,421	12,604	14,047	6.5	(4.5)
Federal income tax provision	4,942	3,712	4,887	33.1	1.1
Net income	$8,479	$8,892	9,160	(4.6)%	(7.4)%

Basic earnings per share	$0.82	$0.75	$0.67
Diluted earnings per share	$0.81	$0.74	$0.67

Weighted average number of common shares outstanding	10,289,049	11,868,278	13,528,393
Weighted average number of diluted shares outstanding	10,437,449	12,028,428	13,685,982

The following table presents a breakdown of our loan portfolio (unaudited):
	December 31, 2017		September 30, 2017		December 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Residential:
Micro-unit apartments	$7,020	0.6%	$7,053	0.7%	$7,878	0.9%
Other multifamily	177,882	16.3	166,628	16.1	115,372	12.8
Total multifamily	184,902	16.9	173,681	16.8	123,250	13.7

Non-residential:
Office	112,327	10.2	99,350	9.6	101,688	11.3
Retail	129,875	11.9	101,787	9.8	106,294	11.8
Mobile home park	19,970	1.8	21,344	2.1	20,689	2.3
Warehouse	22,701	2.1	22,788	2.2	15,338	1.7
Storage	32,201	2.9	32,365	3.1	34,816	3.9
Other non-residential	44,768	4.1	42,782	4.1	24,869	2.8
Total non-residential	361,842	33.0	320,416	30.9	303,694	33.8

Construction/land development:
One-to-four family residential	87,404	8.0	85,593	8.3	67,842	7.5
Multifamily	108,439	9.9	115,345	11.1	111,051	12.3
Commercial	5,325	0.5	5,325	0.5	-	0.0
Land	36,405	3.3	38,423	3.7	30,055	3.3
Total construction/land development	237,573	21.7	244,686	23.6	208,948	23.1

One-to-four family residential:
Permanent owner occupied	148,304	13.6	139,736	13.5	137,834	15.3
Permanent non-owner occupied	130,351	11.9	126,711	12.2	111,601	12.4
Total one-to-four family residential	278,655	25.5	266,447	25.7	249,435	27.7

Business:
Aircraft	12,491	1.1	11,317	1.1	366	0.0
Other business	10,596	1.0	10,926	1.0	7,572	0.9
Total business	23,087	2.1	22,243	2.1	7,938	0.9

Consumer	9,133	0.8	9,301	0.9	6,922	0.8
Total loans	1,095,192	100.0%	1,036,774	100.0%	900,187	100.0%
Less:
Loans in Process ("LIP")	92,498		91,316		72,026
Deferred loan fees, net	1,150		1,486		2,167
ALLL	12,882		12,110		10,951
Loans receivable, net	$988,662		$931,862		$815,043

Concentrations of credit: (1)
Construction loans as % of total capital	108.6%		114.4%		105.9%
Total non-owner occupied commercial
real estate as % of total capital	514.0%		478.9%		428.8%
(1) Concentrations of credit percentages are for First Financial Northwest Bank only using classifications in accordance with FDIC guidelines

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures

	At or For the Quarter Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2017	2017	2017	2017	2016
	(Dollars in thousands, except per share data)
Performance Ratios:
Return on assets	0.80%	0.66%	0.70%	0.91%	1.12%
Return on equity	6.70	5.13	5.22	6.76	8.58
Dividend payout ratio	29.17	38.89	38.89	26.09	20.62
Equity-to-assets ratio	11.79	12.10	13.27	13.37	13.31
Interest rate spread	3.51	3.38	3.47	3.51	3.53
Net interest margin	3.65	3.53	3.60	3.64	3.65
Average interest-earning assets to average interest- bearing liabilities	113.32	114.08	114.29	114.74	113.75
Efficiency ratio	66.69	67.64	70.27	64.57	57.96
Noninterest expense as a percent of average total assets	2.34	2.42	2.57	2.35	2.17
Book value per common share	$13.27	$13.08	$13.00	$12.84	$12.63

Capital Ratios: (1)
Tier 1 leverage ratio	10.20%	10.80%	11.46%	11.57%	11.17%
Common equity tier 1 capital ratio	12.52	12.95	13.94	14.40	14.38
Tier 1 capital ratio	12.52	12.95	13.94	14.40	14.38
Total capital ratio	13.77	14.20	15.19	15.65	15.63

Asset Quality Ratios: (2)
Nonperforming loans as a percent of total loans	0.02%	0.02%	0.07%	0.07%	0.10%
Nonperforming assets as a percent of total assets	0.05	0.17	0.22	0.27	0.31
ALLL as a percent of total loans	1.28	1.28	1.29	1.31	1.32
ALLL as a percent of nonperforming loans	7,196.65	6,545.95	1,935.68	1,853.49	1,276.34
(Recoveries) charge-offs, net to average loans receivable, net	(0.20)	(0.04)	(0.00)	(0.00)	(0.01)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$12,110	$11,285	$11,158	$10,951	$11,006
(Recapture of provision) provision	(1,200)	500	100	200	(100)
Charge-offs	-	-	-	-	(37)
Recoveries	1,972	325	27	7	82
ALLL, end of the quarter	$12,882	$12,110	$11,285	$11,158	$10,951
(1) Capital ratios are for First Financial Northwest Bank only.
(2) Loans are reported net of undisbursed funds.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)

	At or For the Quarter Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2017	2017	2017	2017	2016
	(Dollars in thousands, except per share data)
Yields and Costs:
Yield on loans	5.05%	4.95%	4.91%	4.93%	4.92%
Yield on investments available-for-sale	2.52	2.59	2.69	2.66	2.49
Yield on interest-earning deposits	1.23	1.27	1.00	0.74	0.59
Yield on FHLB stock	3.42	2.91	2.89	4.14	2.57
Yield on interest-earning assets	4.67	4.51	4.54	4.52	4.47

Cost of deposits	1.08	1.05	1.03	1.00	0.97
Cost of borrowings	1.46	1.40	1.24	1.05	0.83
Cost of interest-bearing liabilities	1.16	1.13	1.07	1.01	0.94

Average Balances:
Loans	$963,097	$879,075	$844,853	$825,251	$845,276
Investments available-for-sale	141,962	132,959	132,375	128,993	132,077
Interest-earning deposits	13,843	33,854	16,831	24,233	25,082
FHLB stock	9,859	9,126	8,616	8,034	10,205
Total interest-earning assets	$1,128,761	$1,055,014	$1,002,675	$986,511	$1,012,640

Deposits	$780,671	$727,702	$692,922	$688,298	$664,416
Borrowings	215,418	197,098	184,357	171,500	225,848
Total interest-bearing liabilities	$996,089	$924,800	$877,279	$859,798	$890,264

Average assets	$1,199,774	$1,120,176	$1,066,477	$1,046,473	$1,071,597
Average stockholders' equity	$142,390	$143,975	$143,643	$140,546	$139,658

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)

	At or For the Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share data)
Performance Ratios:
Return on assets	0.76%	0.88%	0.96%	1.17%	2.73%
Return on equity	5.94	5.55	5.15	5.85	13.12
Dividend payout ratio	32.93	32.02	35.57	27.73	8.11
Equity-to-assets	11.79	13.31	17.42	19.36	20.02
Interest rate spread	3.47	3.47	3.23	3.62	3.49
Net interest margin	3.60	3.60	3.38	3.77	3.68
Average interest-earning assets to average interest-bearing liabilities	114.07	117.11	120.45	121.15	121.77
Efficiency ratio	67.31	62.27	62.66	56.37	66.08
Noninterest expense as a percent of average total assets	2.42	2.27	2.07	2.03	2.36
Book value per common share	$13.27	$12.63	$12.40	$11.96	$11.25

Capital Ratios: (1)
Tier 1 leverage ratio	10.20%	11.17%	11.61%	11.79%	18.60%
Common equity tier 1 capital ratio	12.52	14.38	16.36	n/a	n/a
Tier 1 capital ratio	12.52	14.38	16.36	18.30	27.18
Total capital ratio	13.77	15.63	17.62	19.56	28.44

Asset Quality Ratios: (2)
Nonperforming loans as a percent of total loans	0.02%	0.10%	0.16%	0.20%	0.59%
Nonperforming assets as a percent of total assets	0.05	0.31	0.48	1.13	1.68
ALLL as a percent of total loans	1.28	1.32	1.36	1.55	1.91
ALLL as a percent of nonperforming loans	7,196.65	1,276.34	872.17	783.50	325.26
(Recoveries) charge-offs, net to average loans receivable, net	(0.27)	(0.02)	(0.18)	0.06	(0.08)

Allowance for Loan Losses:
ALLL, beginning of the year	$10,951	$9,463	$10,491	$12,994	$12,542
(Recapture of provision) provision	(400)	1,300	(2,200)	(2,100)	(100)
Charge-offs	-	(83)	(362)	(642)	(1,596)
Recoveries	2,331	271	1,534	239	2,148
ALLL, end of the year	$12,882	$10,951	$9,463	$10,491	$12,994
(1) Capital ratios are for First Financial Northwest Bank only.
(2) Loans are reported net of undisbursed funds.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)

	At or For the Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share data)
Yields and Costs:
Yield on loans	4.96%	4.99%	5.18%	5.37%	5.54%
Yield on investments available-for-sale	2.61	2.31	1.84	1.74	1.49
Yield on interest-earning deposits	1.07	0.52	0.26	0.25	0.26
Yield on FHLB stock	3.32	2.62	1.06	0.10	0.04
Yield on interest-earning assets	4.57%	4.39%	4.13%	4.50%	4.58%

Cost of deposits	1.04%	0.94%	0.89%	0.87%	1.09%
Cost of borrowings	1.30	0.86	0.95	0.91	1.08
Cost of interest-bearing liabilities	1.10%	0.92%	0.90%	0.88%	1.09%

Average Balances:
Loans	$878,449	$765,948	$667,739	$675,353	$653,238
Investments available-for-sale	134,105	132,372	121,893	131,474	150,507
Interest-earning deposits	22,194	45,125	104,476	46,776	30,749
FHLB stock	8,914	7,714	6,527	6,899	7,170
Total interest-earning assets	$1,043,662	$951,159	$900,635	$860,502	$841,664

Deposits	$722,666	$648,324	$614,185	$581,435	$623,392
Borrowings	192,227	163,893	133,527	128,839	67,796
Total interest-bearing liabilities	$914,893	$812,217	$747,712	$710,274	$691,188

Average assets	$1,108,656	$1,010,243	$958,154	$910,448	$895,118
Average stockholders' equity	$142,647	$160,192	$177,904	$182,598	$186,537